Exhibit 6.6

FIRST AMENDMENT TO AGREEMENT BETWEEN SMART RX SYSTEMS, INC.

AND SCRIPTPRO USA INC. DATED MARCH 21, 2014

This First Amendment to Agreement between Smart Rx Systems, Inc. and ScriptPro USA Inc. (“ScriptPro”) is dated effective as of May 22, 2015 or date fully executed by both parties (“Effective Date”).

Smart Rx and ScriptPro now desire to amend the terms of the Agreement as more particularly set forth below:

5.0 Purpose of Kiosk. The Kiosk is designed to maintain an inventory of prescription medications and ancillary products (the “Drugs”) in the office (the “Customer Site”) of a physician or group of physicians (the “Customer”) in order to dispense Drugs to patients of the Customer (the “Patients”) at the Customer Site in accordance with prescription orders produced by the Customer consistent with its active medical license(s).

5.0 AMENDMENT

5.0 Purpose of Kiosk. The Kiosk is designed to maintain an inventory of prescription medications and ancillary products (the “Drugs”) in a medical practice or a retail location (the “Customer Site”), connected to the Smart Rx systems central location to verify the prescription and dispensing of medications and counsel patients.

15.0 Minimum Sales Volume Commitment. The parties understand and agree that, to enter into this Agreement, ScriptPro must be assured it will receive a minimum number of acceptable Orders for installation of Units each year (the “Minimum Sales Volume Commitment”). Accordingly, the parties agree that Smart Rx shall provide acceptable Orders to ScriptPro, for installation of Units as set forth below.

Minimum Sales Volume Commitment:

[*]1

15.0 AMENDMENT

15.0 The minimum volume requirement is no longer valid as agreed between both parties. Any clause in the contract affected by the minimum volume requirement shall no longer be affected as of the date of the signed amendment.

Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the original Agreement remain in full force and effect. Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment shall not, in any manner impair the Agreement, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

IN WITNESS WHEREOF the duly authorized representatives of the undersigned execute this Agreement with the intention of being legally bound thereby.

SMART RX SYSTEMS INC.		SCRIPTPRO USA INC.

By:	/s/ Sandeep Mathow	By:	/s/ Michael E. Coughlin
	Sandeep Mathow		Michael E. Coughlin
	President and CEO		President and CEO

1 Confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the U.S. Securities and Exchange Commission.

Kiosk Manufacturing and Support Agreement - ScriptPro USA Inc. and Smart Rx Systems Inc.

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